EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Complete Production Services, Inc.:
We consent to the use of our report dated September 30, 2005, (except as to notes 1 and 20(e), which are as of January 17, 2006), with respect to the consolidated balance sheet of Complete Production Services, Inc., formerly known as Integrated Production Services, Inc., and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2003, included herein and to the reference to our firm under the heading “Experts” in the prospectus, as amended.
We also consent to the use of our report dated April 8, 2005 (except as to note 18, which is as of August 19, 2005), with respect to the consolidated balance sheet of Integrated Production Services, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the year then ended, included herein.
/s/ KPMG LLP

Calgary, Canada
February 13, 2006